Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to the Employment Agreement (the “Amendment”) is effective as of the 1st day of January, 2016 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Michael J. Little (the “Executive”). Company and the Executive may be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated June 27, 2011, as amended by the First Amendment to the Employment Agreement dated June 12, 2013, and as amended by the Second Amendment to the Employment Agreement dated July 30, 2014 (together, the “Agreement”); and

WHEREAS, the Parties desire to amend the terms of the Agreement as reflected herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Amendment, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, having first incorporated the above recitals, agree to amend the following sections of the Agreement as follows:

A. Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

3. Compensation and Expenses.

(a) Base Salary. For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of two hundred fifty two thousand dollars ($252,000) (the “Base Salary”). The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly. This decrease in base salary shall be applied as of January 1, 2016.

B. Section 5(d) of the Agreement is deleted in its entirety and replaced with the following:

5. Term and Termination

(d) Termination without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment for any reason other than “for Cause,” the Severance Payment under this Agreement (as defined below in this clause (d)) will be payable to the Executive. If, after 30 days prior written notice to the Company, the Executive terminates his employment with the Company for “Good Reason” (as defined below in clause (e) and subject to the Company’s right to cure as also provided in such clause (e)), Severance Payment under this Agreement will be payable to the Executive. In either such event, the following terms and conditions shall apply. Executive shall receive, in each case paid in accordance with the Company’s standard payroll practices and referred to herein as the “Severance Payment”, twelve (12) months of salary at an annual base salary of two hundred eighty thousand dollars ($280,000). Such Severance Payment shall be the sole and exclusive contractual remedy (specifically including all claims to unearned compensation (of whatever sort) arising from Section 3 of this Agreement) available to the Executive related to the termination. However nothing in this provision shall be construed as a knowing and voluntary waiver of any claims that have not accrued as of the Effective Date.

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C. Miscellaneous.

The Agreement shall remain in full force and effect, except as modified by this Amendment. All capitalized terms used in the Amendment but not defined shall have the meanings ascribed to them in the Agreement. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the date noted below.

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